Exhibit 3.13

CERTIFICATE OF FORMATION
OF
WORLD AIRWAYS PARTS COMPANY, LLC

I.

The name of the Limited Liability Company is WORLD AIRWAYS PARTS COMPANY, LLC (hereinafter the “Company”).

II.

The Company’s initial registered agent for service of process and registered office shall be The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation, this 27th day of November, 2002.

/s/ David M. Armitage
David M. Armitage, Organizer